EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Seanergy Maritime Holdings Corp.

We consent to the inclusion in the foregoing Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-166872) of our report dated March 12, 2008 relating to the financial statements of Seanergy Maritime Corp. for the year ended December 31, 2007, which appears in the Seanergy Maritime Holdings Corp. Form 20-F filed with the Securities and Exchange Commission on March 24, 2010.  We also consent to the reference to our firm under the caption "Experts".

/s/Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
September 23, 2010

SK 26979 0001 1133050